As filed with the Securities and Exchange Commission on November 29, 1999.
                                                Registration No. 333-86761


                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549
                     ______________________________
                        POST EFFECTIVE AMENDMENT
                                NO. 1 TO
                              FORM S-8/S-3
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                     ______________________________

                           I-LINK INCORPORATED
         (Exact name of registrant as specified in its charter)

              Florida                         59-2291344
     (State or Other Jurisdiction of        (I.R.S. Employer
      Incorporation or Organization)        Identification No.)

13751 S. Wadsworth Park Drive, Suite 200, Draper, UT 84020 (801) 576-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   1997 Recruitment Stock Option Plan
                          (Full Title of Plan)
                     ______________________________
    John W. Edwards, Chairman, President and Chief Executive Officer
                           I-Link Incorporated
13751 S. Wadsworth Park Drive, Suite 200, Draper, UT 84020 (801) 576-5000 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     ______________________________
                               Copies to:
                      Ralph V. De Martino, Esquire
                  De Martino Finkelstein Rosen & Virga
                      1818 N Street, NW, Suite 400
                       Washington, DC  20036-2492
                       (202) 659-0494 (Telephone)
                       (202) 659-1290 (Facsimile)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

                                 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     The documents containing the information specified in Part I of the registration statement will be sent or given to the employees, officers, directors, and other eligible persons under the 1997 Recruitment Stock Option Plan (the "1997" Plan) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). The 1997 Plan grants options to purchase shares of common stock of I-Link Incorporated. These options and the underlying shares of common stock are the subject of this registration statement. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "SEC") either as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Plan Information.

     A copy of the documents or portions of documents containing the information specified in Part I will be provided to Plan participants (each a selling securityholder). Moreover, upon written or oral request, I-Link shall provide to selling securityholders, any document or part thereof incorporated by reference in Item 3 of Part II of the registration statement (which are incorporated by reference in this Section 10(a) prospectus), or other documents required to be delivered to selling securityholders pursuant to Rule 428(b). Such requests may be made to the attention of the following:

                          David E. Hardy, Esq.
                           I-Link Incorporated
                      13751 S. Wadsworth Park Drive
                                Suite 200
                            Draper, UT 84020
                             (801) 576-5000

                               PROSPECTUS

                       [I-LINK INCORPORATED LOGO]

  4,400,000 Options Issuable Pursuant to the 1997 Recruitment Stock Option
   Plan and the 4,400,000 Shares of Common Stock Underlying Such Options

     This prospectus covers issuance and exercise of up to 4,400,000 options to purchase shares of common stock, par value $.007, of I-Link Incorporated (the successor of Medcross, Inc.), a Florida corporation, as well as the offer and resale by the holders thereof of up to 4,400,000 shares of common stock. Such shares have been or may have been acquired by certain employees, officers, directors and other eligible persons who may or may not be deemed to be affiliates of I-Link pursuant to the terms of the 1997 Plan. See "The Offering." In connection with such resales or offers for sale, certain employees, officers, directors and other eligible persons, as well as brokers through whom such shares may be sold, may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933, as amended.

     The common stock is quoted on the NASDAQ SmallCap Market under the symbol "ILNK". On November 26, 1999, the average of the high and low sale price of the common stock as reported on NASDAQ was $2.75. So long as the registration statement of which this prospectus forms a part is effective and disclosure set forth herein is current, the holders of registered securities may sell such shares publicly. The shares offered by this prospectus may be sold from time to time by the persons holding the shares. The distribution of the registered securities by the holders thereof may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals at market prices prevailing at the time of sale at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the holders of registered securities in connection with sales of these securities. I-Link will receive proceeds only when options are exercised and shares are issued; I-Link will not receive any of the proceeds from the resale of any of the registered securities by holders. All costs incurred in connection with the registration of the shares are being borne by I-Link. See "The Offering."

An investment in these securities involves a high degree of risk and dilution. See "Risk Factors."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus is November 29, 1999.

                          AVAILABLE INFORMATION

     I-Link is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance therewith, files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q (File No. 0-17973) with the SEC. Such reports, proxy statements and other information are available at the SEC's web site at http://www.sec.gov. They may also be inspected and copied at the SEC's public reference room located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC offices located at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
20549.

                   DOCUMENTS INCORPORATED BY REFERENCE

     There is hereby incorporated in this Prospectus by reference I-Link's most recent Annual Report on Form 10-K and I-Link's most recent Quarterly Reports on Form 10-Q filed with the SEC pursuant to the Exchange Act, to which reference is hereby made.

     All documents filed by I-Link pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

     I-Link will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any information which has been incorporated by reference herein (not including exhibits to the information incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to I-Link Incorporated, 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020, Attention: David E. Hardy, Esq.

                               THE COMPANY

     I-Link formerly Medcross, Inc. was incorporated in the State of Florida in 1983. In January 1997, we acquired a subsidiary, I-Link Communications, an FCC-licensed long distance carrier, and began providing telecommunications products and services designed to surpass those offered by traditional telecommunications products and services. In late 1997, we changed our corporate name from Medcross, Inc. to I-Link Incorporated. I-Link's principal operation is the development, sale and delivery of enhanced communications products and services using its own private intranet and both owned and leased network switching and transmission facilities. I-Link markets its products and services primarily through independent representatives to residential and small business subscribers throughout the United States. I-Link's enhanced products and services include lower rate long-distance service, single number service, call screening, conference calling without operator assistance, fax store and forwarding, and voice mail.

     In 1997, I-Link launched a network marketing program for its products and services through a subsidiary company, I-Link Worldwide, LLC. I-Link Worldwide, Inc. was acquired in 1996. In August 1997, we acquired MiBridge, Inc., and in the first quarter of 1998 formed the subsidiary ViaNet Technologies, Ltd., which has headquarters in Ramat Hasharon, Israel, to advance our research and development capabilities. We employ proprietary technology acquired and developed by our subsidiaries I-Link Systems, Inc. (formerly I-Link Worldwide, Inc.), ViaNet and MiBridge. The software based technology allows us to provide enhanced communications products and services.

     I-Link's corporate offices are located at 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020; telephone (801) 576-5000.

                              RISK FACTORS

     The securities described herein are speculative in nature and involve a high degree of risk. Such securities should be purchased only by prospective investors who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all of the other information set forth elsewhere herein and in the information contained in the financial statements and the notes thereto.

Market-Related Risks

Current shareholdings will be significantly diluted if other options, convertible securities and outstanding debt are converted into shares of common stock.

     "Dilution" refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of shares increases. I-Link's issuance of additional stock, convertible preferred stock and convertible debt results in dilution to the interests of shareholders and may also result in the reduction of your stock price. The exercise of warrants and options, including options granted pursuant to this and other I-Link option plans, may result in additional dilution. The sale of a substantial number of shares into the market, or even the perception that sales could occur, could depress the price of the common stock.

     The holders of outstanding options, warrants and convertible securities have the opportunity to profit from a rise in the market price of the common stock, if any, without assuming the risk of ownership, with a resulting dilution in the interests of other shareholders. I-Link may find it more difficult to raise additional equity capital if it should be needed for its business while the options and warrants are outstanding. At any time at which the holders of the options, warrants or convertible securities might be expected to exercise them, I-Link would probably be able to obtain additional capital on terms more favorable than those provided by those securities. Also, some holders of the options and warrants have the right to require registration under the Securities Act of the shares of common stock that are issuable upon exercise of their options and warrants. The cost to I-Link of effecting any required registration may be substantial.

I-Link does not anticipate paying cash dividends on its securities.

     I-Link has not paid any dividends on any of its outstanding securities to date, except to the extent that accrued dividends have been calculated and added to the value of the shares of Series F preferred stock which have been already converted. Other than as set forth in this prospectus, I-Link does not anticipate paying any cash dividends on its securities in the foreseeable future. I-Link currently intends to retain all cash flow from operating activities, if any, to finance its operations and to expand its businesses. I-Link's future cash flow may be insufficient to enable payment of cash dividends. As of November 15, 1999, the aggregate amount of undeclared and unpaid cumulative dividends for each class of I-Link's preferred stock, and the number of shares of common stock which could be issued in lieu of the cash dividends, is as follows:

                           Undeclared and
                          Unpaid Cumulative  Number of Shares of Common
Class of Security             Dividends      Stock Issuable as Dividends
------------------------  -----------------  ---------------------------
Class C preferred stock       $523,036                119,175
Class F preferred stock       $263,618                129,679
Series M preferred stock     $2,784,020                 n/a

Dividends on the Class C preferred stock will be payable when declared by the board of directors, to the extent permissible under the Florida Business Corporation Act, to the holders of the Class C preferred stock in cash or, at the option of I-Link as determined by the board of directors, in shares of common stock. Dividends may be paid in shares of common stock only if the shares have been registered under the Securities Act.
Dividends on the Series F preferred stock are payable in shares of common stock. In connection with the Winter Harbor equity investment in I-Link, I-Link issued an aggregate of 4,400 shares of Series M preferred stock.
The Series M preferred stock will be entitled to receive cumulative dividends in the amount of 10% per annum.

Operational Risks

I-Link must raise additional financing to meet its ongoing capital requirements.

     I-Link currently has no material commitments for capital or other expenditures, other than as set forth in this prospectus. There is the risk that necessary additional financing may not be available to I-Link on terms that it considers reasonable or favorable; or needed financing may not be available at all. Failure to secure necessary financing when needed would have a serious detrimental effect on the continued growth of the business. However, it is I-Link's intention to continue to implement the growth of our business and expand our operations. We anticipate that revenues generated in 1999 from our continuing operations will not be sufficient to fund our ongoing operations, including the continued expansion of our private telecommunications network facilities, product development and anticipated growth in our subscriber base.

     Additional funds will be necessary from public or private financing markets to successfully integrate and finance the planned expansion of our business communications services, and to discharge our financial obligations.

I-Link will incur additional obligations if it fails to meet minimum purchase requirements under its Sprint and other contracts.

     I-Link has a contract with Sprint Communications Company for the purchase of long distance services which are resold to some I-Link customers. Our agreement with Sprint requires that we pay a minimum monthly amount to Sprint, whether or not we need or use that amount of services. If we are unable to resell enough long distance services to our own customers which will cover the minimum contracted monthly level of service, we will have a loss in that area of our business equal to the difference. The original Sprint contract called for a monthly minimum payment of $1,200,000. Because we moved many customers to services provided exclusively on our own private network and no longer needed to purchase higher volumes from Sprint, in late 1998 we negotiated an amendment of the Sprint agreement, and now we are required to purchase and pay for at least $550,000 in services from Sprint per month. As a result of our negotiations, Sprint waived all prior shortfalls in reaching the prior monthly minimum. Currently I-Link is meeting its monthly obligations under the amended arrangement.

     In January 1999, I-Link entered into an agreement with another national carrier to lease local access spans. Local access spans allow customers connectivity from their local dial-up service to I-Link's network-supplied services. The three-year agreement includes minimum usage commitments of $1,512,000 during the first year and $2,160,000 in the second and third years. If we were to terminate the agreement early, we would be required to pay any remaining first year minimum monthly usage requirements and pay 25% of any remaining second and third year minimum monthly usage requirements. I-Link is currently meeting its monthly obligations under this agreement.

I-Link must continue to exploit its network marketing sales program and realize subscriber growth to compete with better capitalized enterprises.

     I-Link's future subscription growth is largely dependent on the subscriber base initially achieved through its network sales program launched in June 1997. As an expanding business, I-Link must realize subscriber growth in order to compete with larger, more mature, better capitalized enterprises. In order to realize subscriber growth, I-Link must be able to replace terminating subscribers and attract additional subscribers. However, the sales and marketing expenses and other costs associated with attracting new subscribers are substantial. Accordingly, our ability to improve operating margins will depend in part on our ability to attract new subscribers and retain existing subscribers. We plan to invest significant resources in our telecommunications infrastructure, customer support resources, sales and marketing expenses and subscriber acquisition costs. There is no guarantee that our future efforts in this area will improve subscriber growth and retention. Since the market for our services is relatively new and the utility of available services is not well understood by new and potential subscribers, it is not possible to predict future subscriber retention rates.

I-Link's board of directors may issue additional shares of preferred stock without shareholder approval.

     Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with rights and preferences that may be determined from time to time by the board of directors. As of November 15, 1999, 513,500 shares of preferred stock have been designated. Accordingly, the board of directors may, without stockholder approval, issue one or more new series of preferred stock with rights which are senior to the Series N preferred shares or which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. In addition, the issuance of additional shares of preferred stock may have the effect of rendering more difficult, or discouraging, an acquisition or change in control of I-Link. Although I-Link does not have any current plans to issue any additional series or shares of preferred stock, I-Link may do so in the future.

I-Link's classification of board of directors makes it difficult for shareholders to effect changes in management.

     The classification of the board of directors makes it difficult for shareholders to effect a change in management. Our board of directors is divided into three classes. Members of each class serve for staggered three year terms, with members of one class coming up for election each year.

Winter Harbor has potential voting control over I-Link.

     If Winter Harbor exercises all of its warrants and converts its Series M preferred stock and Series N preferred stock to common stock, it has the potential to own approximately 50,240,000 shares, or 69%, of I-Link's then-outstanding common stock. These include:

     * over 7,207,000 shares of common stock from the conversion of 4,400 shares of Series M preferred stock and accrued dividends;
     * nearly 5,182,000 shares of common stock from the conversion of 14,404 shares of Series N preferred stock;
     * nearly 9,345,000 shares of common stock directly and indirectly available from the optional conversion by Winter Harbor of $7,768,000 in promissory notes issued in 1998 and accrued interest; and
     * up to 28,540,000 shares of common stock underlying warrants which are exercisable at any time.

     Thus Winter Harbor could at any time obtain sufficient voting power to take control of I-Link.

Winter Harbor can prevent I-Link from engaging in certain business matters.

     I-Link is required to obtain Winter Harbor's prior approval before engaging in certain business activities or opportunities. These include, among other things: mergers, acquisitions and dispositions of corporate assets and businesses, hiring or discharging key employees and auditors, transactions with affiliates, commitments in excess of $500,000, the adoption or settlement of employee benefit plans and filing for protection from creditors.

Industry Risks

I-Link must stay current in industry standards and general economic trends to compete in the communications services industry.

     Our ability to compete in the communications services industry requires that we stay current in industry standards and general economic trends. Our ability to compete is dependent on maintaining the following: the capacity, reliability, and security of our Intranet infrastructure; our market presence; the timing of introductions of new products and services into the market; our ability to support existing and emerging industry standards; preserving the balance of network demand with our fixed expenses. We believe that no competitor in North America currently provides capabilities and an Internet Protocol (IP)-based platform for delivering enhanced services in a manner comparable with I-Link. However, there are many companies that offer communications services, including a few that have recently introduced IP-based standard services or announced an intention to do so, and therefore compete with I-Link on some level. These entities include large telecommunications companies and carriers such as AT&T, MCI WorldCom and Sprint, and smaller, regional resellers of telephone line access. These companies and others, including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that compete with I-Link on a more direct basis, which would pose the risk of costing I-Link its customers. In many instances these entities are better capitalized than I-Link and control significant market share in their respective industry segments. In addition, other businesses may be attempting to introduce products similar to those used by I-Link for the transmission of business information over the Internet. Our inability to compete in the communications industry will negatively affect our profitability.

If I-Link cannot continue to provide a lower rate to customers it may lose profits.

     Our ability to undersell primary sellers is essential to our ability to attract and retain customers. We are able to provide customers with lower rates as a result of the volume discount offered to I-Link in accordance with the terms of its contract with Sprint. Currently the total charged to our customers for various long distance services is comparatively less than the rates charged by a primary seller of similar services. We believe that lower rates are essential to our ability to attract and retain customers. Therefore, narrowing of the difference between our rates and the cost of the bulk-rate long distance services we purchase for resale to our customers could have a significant negative effect on our profitability. To the extent this differential decreases, we will need to spend even more effort to maintain and attract new customers.

If I-Link is unable to continue to lease telecommunication lines from major suppliers its operations may be significantly impaired.

     I-Link's ability to transmit long distance telephone calls on a cost effective basis, is dependent on transmission facilities leased from carriers that compete with I-Link. A significant portion of these leased telecommunications lines are currently provided by Sprint, MCI WorldCom, US West, Pacific Telesis, Southwest Bell, IXC, Qwest Communications, and Level
III. Further, we use Sprint as our primary supplier of inbound and outbound telephone services in geographic areas our own network does not cover. I-Link, like other companies in its industry, is vulnerable to changes in its lease arrangement. While I-Link has no prior history of lease-related problems, if any of these suppliers are unable or unwilling to provide or expand their current levels of service to us in the future, our operations could be significantly impaired. Although leased telecommunications lines are available from several alternative suppliers, there can be no assurance of our being able to obtain substitute services from them at reasonable or comparable prices or in a timely fashion. We are also subject to those risks relating to the potential disruptions in these telecommunications services that could occur in the future. Changes in tariffs, regulations, or policies by any of our telecommunications providers may impede our ability to continue to offer long distance service on what we consider to be commercially reasonable or profitable terms.

I-Link and the long-distance industry in general experience high rates of customer attrition.

     We believe that a high level of customer attrition is common in the direct dial, long distance industry. I-Link does not have a long history of operations and accordingly, the level of customer attrition experienced to date may not be indicative of future attrition levels. In addition, any steps taken by I-Link to counter increased customer attrition could prove to be unsuccessful.

Changes in regulations affecting I-Link's operations could have a material adverse effect on the value of I-Link common stock.

     Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, our operations could have a material adverse effect on I-Link and the value of the common stock. Some of I-Link's operations are subject to regulation by the FCC. In addition, some of our businesses are subject to regulation by state public utility or public service commissions. Recently, the Federal Government enacted the Telecommunications Act of 1996, which, among other things, allows the Regional Bell Operating Companies and others to enter the long distance business. Entry of the Regional Bell Operating Companies or other entities, such as electric utilities and cable television companies, into the long distance business may have a negative impact on I-Link or its customers. We anticipate that some of those companies entering this business will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages: they may (a) be well capitalized; (b) already have substantial end user customer bases; or (c) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long distance business would mean that I-Link would face substantially increased competition. This could have a material adverse effect on I-Link and the value of the common stock. In addition, the Telecommunications Act provides that state proceedings may in some instances determine access charges I-Link is required to pay to the local exchange carriers. No assurance can be given that these sorts of proceedings will not result in increases in rates. Increases could have a material adverse effect on I-Link or its customers, and on the value of the common stock.

     I-Link Communications' activities are regulated by the public utility commissions of the various states in which I-Link operates. Also, decisions by the FCC with respect to the permissible business activities or pricing practices may have an adverse impact on I-Link Communications' operations. I-Link Communications could be subject to complaints seeking damages and other relief filed by parties claiming to be harmed by I-Link Communications' failure to file tariffs. Moreover, any significant change in regulations by state governmental agencies could significantly increase I-Link Communications' costs or otherwise have an adverse impact on I-Link Communications' activities and on its expansion efforts. The FCC has recently taken or is currently considering action on various proposals, including proposals relating to interstate access transport services, public filing of rates, proprietary calling cards and billed party preference. Additionally, legislation has recently been enacted in Congress further liberalizing the telecommunications industry, specifically by permitting the Bell Operating Companies, to provide service in the long distance market and allowing the long distance carriers such as AT&T, MCI WorldCom, and I-Link into the local markets. Although safeguards have been inserted into the legislation to ensure fair competition, there can be no assurance that the entry of the Bell Operating Companies into the long distance market will not have a material adverse effect on I-Link's business.

I-Link's Internet-related business may be subject to additional governmental regulation.

     I-Link has been moving its customers off the facilities of existing long distance carriers, and has increased its reliance on its own proprietary Internet protocol network, or I-Link Intranet, for transmission in the hope of enjoying minimal federal regulation under current rules. However, the FCC's potential jurisdiction over the Internet is broad given that the Internet relies on wire and radio communication facilities over which the FCC has long standing authority. While historically the FCC has not regulated companies that provide the software and hardware for Internet telephony or other Internet data functions, as common carriers or telecommunications service providers, and in May 1997 the FCC concluded that information and enhanced service providers are not required to contribute to federal universal service funding mechanisms, the FCC's framework for "enhanced services" confirms that the FCC has authority to regulate computer-enriched services.

I-Link faces continued exposure to tort liability in the medical industry through its discontinued medical division.

     I-Link directly or indirectly controls two business entities that comprise I-Link's discontinued medical facilities. As such, I-Link is exposed to general liability for contracts entered into by those businesses and for torts committed by I-Link's agents and employees. I-Link is also exposed to tort liability in the events of claims of harm to patients due to the negligence of I-Link, its agents or employees. Any liability claim could have a substantial negative effect on I-Link's financial position. I-Link's discontinued medical division operated medical equipment which was used to perform procedures on or diagnose disease in patients; however, I-Link has sold substantially all of the assets of those businesses and only operates them now in order to collect accounts receivable and pay liabilities. I-Link currently maintains professional liability insurance coverage in the amount of $1,000,000, and I-Link also maintains an umbrella policy covering, among other things, workers compensation, general, and automobile liability in an amount of $9,000,000 in coverage. There is no assurance that I-Link will be able to continue to maintain similar insurance coverage in the future.

Technological Risks

The success of I-Link's operations requires continued adaptation to new services and technological change.

     Our success is highly dependent upon our ability to develop new software and services, and network infrastructure to meet changing customer requirements. The market for our services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. Our future success will depend, in part, on our ability to anticipate changes and to offer on a timely basis market responsive services that meet evolving industry standards. Our pursuit of technological advances will require substantial time and expense. In the event that we fail to develop new software and network infrastructure expansion in a timely manner, it will adversely affect our overall business, financial condition and results of operations in the future. See "Technological Risks."

Impact of Year 2000

     I-Link's Year 2000 program is designed to minimize the possibility of serious Year 2000 interruptions. Possible worst case scenarios include the interruption of significant parts of I-Link's business as a result of critical telecommunication networks and/or information systems failure.
Any such interruption may have a material adverse impact on future results. Since that possibility cannot be eliminated, I-Link formed a "Year 2000 Team" during 1998 to evaluate its information technology systems as well as its non-information technology devices, such as building security, heating and air-conditioning, safety devices and other devices containing embedded electronic circuits. I-Link does not believe its non-information technology systems will be significantly affected by Year 2000 problems.
Nevertheless, the Year 2000 project team is continuing to evaluate the readiness of all of the facilities that we occupy to be certain that the non-information technology systems will be compliant. I-Link anticipates its information technology and non-information technology systems will be Year 2000 compliant by December 15, 1999.

     State of Readiness. Our approach to the Year 2000 issue includes six major phases: Inventory, Assessment, Remediation, Testing, Implementation, and Contingency Planning. Several phases of this methodology are well underway. The Inventory and Assessment phases are nearly complete, and efforts have begun in Remediation and Testing. Based upon the results of the assessment, a significant portion of our software and hardware already appears to be Year 2000 compliant, though we intend to confirm that opinion in the Testing phase. As we began operations in 1996, much of the hardware and software currently in use at I-Link was Year 2000 compliant when acquired and implemented.

     While we continue to assess various aspects of our Year 2000 vulnerability, the project team has begun the process of remediating or replacing systems and devices that do not appear to be fully compliant.

Much of this remediation effort involves readily available, simple upgrades to hardware and software components, or relatively minor changes to I-Link's in-house developed systems. We intend to complete the Remediation phase, except for the billing system discussed below, by November 30, 1999. Total costs, past and future, of all remediations, including the billing system discussed below, are not expected to exceed $250,000. We do not believe that our use of internal resources will significantly delay any other systems development efforts. We have initiated testing of some systems to confirm that they can process calendar dates after December 31, 1999.

     I-Link believes that reliance on other telecommunications providers represents our greatest Year 2000 exposure and is the primary third-party relationship that is critical to our ongoing operations. While we have our own communications network to carry much of our traffic, our network is dependent upon significant third-party carriers, such as Sprint, and all local exchange carriers, such as U.S. West and PacBell. These entities originate and terminate local and long-distance caller traffic which accesses the I-Link communications network or services areas not covered by I-Link's network. This is substantially the same risk faced by other telecommunications providers. I-Link is in the process of evaluating the Year 2000 preparedness of its carriers and the many local exchange carriers. I-Link's carriers have indicated they intend to be Year 2000 compliant in public filings and other notifications. In the event that these carriers do not become Year 2000 compliant prior to December 31, 1999, we would need to switch to carriers who were Year 2000 compliant or face a significant impact on our ability to deliver telecommunications services. In the event our current carriers do not become Year 2000 compliant and we are unable to switch to a carrier(s) that is Year 2000 compliant, we would not be able to deliver our services, which would have a substantial negative impact on I-Link and its results of operations, liquidity, and financial position. In the event that certain local exchange carriers are not Year 2000 compliant, I-Link's customers would not be able to originate or terminate a call in geographic areas serviced by that local exchange carrier, which would negatively impact the financial condition of I-Link.

     In order to assess the preparedness of third party vendors including I-Link's carriers and local exchange carriers, we are surveying the vendors and their public statements and Web sites. At the conclusion of our internal and third party assessments, we intend to complete contingency plans to address various scenarios in which key vendors and suppliers may not be Year 2000 compliant.

     The internal system I-Link believes most vulnerable to Year 2000 problems is the existing billing system which: (1) gathers call detail records; (2) processes the call detail records into billable call detail records; (3) rates the call detail records; (4) prepares invoices to customers; and (5) records payments received. The inability of our billing system to operate in the Year 2000 would adversely impact the recognition and collection of revenue, and therefore, could negatively impact the results of operations and financial position. The current billing system contains some programs that are not Year 2000 compliant. The rating and taxing components of the billing system are compliant and the accounts receivable component will be compliant by December 15, 1999. The cost of these modifications to the existing billing system are not anticipated to exceed $50,000, and would involve internal resources only such as salaries and benefits.

     Costs. I-Link is primarily using internal resources to identify, assess, correct, test, and implement solutions for minimizing Year 2000 consequences, but expects to incur some additional consulting, upgrade, and other expenses. We have already expended approximately $55,000 to date for upgrades, and approximately $65,000 on internal resources for Year 2000 preparation. We estimate the remaining expenditures for outside services and upgrades should not exceed $75,000 and internal resources should not exceed $55,000. However, the ultimate final cost of modifications and conversions could change and is not definitively known at this time. I-Link expects to fund such expenditures from public or private financing markets.

     Risks. The failure to correct a material Year 2000 problem could result in an interruption of normal business activities. Such a disruption could materially and adversely affect our results of operations, liquidity and financial condition. Our assessment of Year 2000 risk does not cover all possible catastrophic events, such as the failure of electrical power grids or the general telecommunications infrastructure. The following reasonably likely worst case scenario is based upon conceivable, though not probable, worst-case disruptions to I-Link's revenue cycle.

     I-Link's revenue cycle is dependent on the ability to complete customer calls and integrate the related call detail records into the billing system described above. Our ability to complete calls is contingent upon the Year 2000 compliance of its underlying carriers and local exchange carriers, which have represented that they will be ready. Barring a long-term, catastrophic failure of electrical services or the telecommunications industry in general, the most likely worst-case scenario would be a general failure of I-Link's own communications network, which carries its call traffic. In that case, we would not be able to provide enhanced services, such as V-Link, but customers could still complete long-distance calls as those calls would be routed over I-Link's carriers' networks. However unlikely, such an event would seriously and adversely affect operating margins, but operations could continue until repairs were made. Continuing with the worst-case scenario, a failure of our ability to collect call detail records might prevent the timely billing of services. Such a failure would result in a cash-flow exposure to I-Link for as long as it may require to correct call detail record collection programs. Since the billing process occurs two to three weeks after the close of any period, minor problems would probably have minimal financial impact. Nevertheless, if corrections required a significantly longer time period, customer billing, revenue collection and cash flows could be delayed and bad debts increased to the extent that material damages to I-Link could result. We intend to test various components of this scenario to reduce exposure to this reasonably likely worst case scenario.

     Milestones and implementation dates and the costs of our Year 2000 readiness program are subject to change based on new circumstances that may arise or new information becoming available that may alter underlying assumptions or requirements.

     Statements included in this prospectus under the heading "Risk Factors," in addition to statements contained elsewhere in this prospectus or incorporated by reference, that are not statements of fact are "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995, and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by any forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate" or "continue" or the negative thereof or comparable terminology. The matters set forth under the caption "Risk Factors" in the prospectus constitute cautionary statements identifying important factors with respect to forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this prospectus, and I-Link undertakes no obligation to update these forward-looking statements.

                              THE OFFERING

     This prospectus relates to the options and the underlying shares of common stock which have been or may be acquired by certain officers, employees and consultants named below who may or may not be deemed affiliates of I-Link or who acquired shares upon the exercise by them of options granted pursuant to the terms of the 1997 Plan prior to the effective date of a registration statement covering securities issued under the 1997 Plan.

Name of Plan Participant    Options     Exercise Price     Expiration Date
------------------------    --------    --------------     ---------------
R. Huston Babcock            10,000          $3.90             12/31/99
                             10,000          $3.90             12/31/99
                             25,000          $3.90             12/31/99

David Bradford               20,000          $3.688             1/19/09

Joseph A. Cohen              10,000          $3.90              1/02/07
                             15,000          $3.90              2/06/07
                             35,000          $3.90              1/02/08
                             35,000          $2.438             1/04/09

John W. Edwards              10,000          $3.90              1/02/07
                             10,000          $3.90              2/06/07
                             30,000          $3.90              1/02/08
                             30,000          $2.438             1/04/09

Thomas Keenan                35,000          $2.438             1/04/09
                             11,667          $2.438             1/04/09

Henry Toh                    10,000          $3.90              1/02/07
                             10,000          $3.90              2/06/07
                             25,000          $3.90              1/02/08
                             25,000          $2.438             1/04/09


                USE OF PROCEEDS AND PLAN OF DISTRIBUTION

     All proceeds from the exercise of the 1997 Plan options will be used for general corporate purposes. In some cases the Company may receive no cash proceeds because of the cashless exercise provisions of the 1997 Plan. All costs incurred in connection with the registration of the securities are being borne by I-Link. I-Link will pay all of the fees and expenses incident to the registration of the securities (other than any fees or expenses of any counsel retained by the selling securityholder and any out-of-pocket expenses incurred by the selling securityholder or any person retained by the selling securityholder in connection with the registration of the shares) and fees and expenses of compliance with state securities or blue sky laws and commissions. The expenses payable by I-Link are estimated to be approximately $12,000.

     Shares of common stock covered by this prospectus may be reoffered and resold from time to time through brokers in the over-the-counter market or otherwise at prices acceptable to the selling securityholders. To I-Link's knowledge, no specific brokers or dealers have been designated by any selling securityholder nor has any agreement been entered into in respect of brokerage commissions or for the exclusive sale of any securities which may be offered pursuant to this prospectus. Alternatively, the selling securityholder may from time to time offer the shares through underwriters, dealers, or agents, which may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the shares from whom they may act as agents. The selling securityholder and any underwriters, dealers, or agents that participate in the distribution of the shares may be deemed "underwriters" under the Securities Act and any profit on the sale of the shares by them and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, in connection with transactions in the shares during the effectiveness of the registration statement of which this prospectus is a part. All of the foregoing may affect the marketability of the shares.

                    DETERMINATION OF OFFERING PRICES

     Except for the special case explained below, the offering prices for options granted under the 1997 Plan were originally determined using the market price of common stock on the date of grant. On December 13, 1998, the board determined that all prior stock options granted and issued to employees, directors and consultants with exercise prices above $3.90 per share would be amended to reduce the exercise price to $3.90 per share, provided that the re-pricing would apply only to employees who were then working for and actively providing employee services to I-Link, to directors who were then serving on the board, and to consultants who were then associated with and actively providing services to I-Link. Compared to the $2.56 market value of a share of common stock on December 13, 1998, the new exercise price was more reflective of, but still materially above, the market price on that date. It was the consensus of the board that this re-pricing would provide renewed and realistic incentive and motivation to I-Link's current and active employees, directors and consultants and would be in the best interests of I-Link and its shareholders.

                                DILUTION

     Dilution may result in the event of the exercise of other outstanding warrants and options, including options granted pursuant to I-Link's stock option and purchase plans and employment agreements (including the 1997 Plan being registered under this registration statement). I-Link has three other formal options plans in effect: the 1992 Director Stock Option Plan, the 1995 Director Stock Option and Appreciation Rights Plan, the 1995 Employee Stock Option and Appreciation Rights Plan, and the 1997 Recruitment Stock Option Plan.

                         SELLING SECURITYHOLDERS

     The following table sets forth the beneficial ownership of I-Link securities as of November 15, 1999 by each person who is a selling securityholder.

                            Securities Being
                                 Offered            Percent of Common
                          ---------------------        Stock Owned
                                   Common Stock  ------------------------
                                    Underlying    Prior to       After
Name of Beneficial Owner  Options    Options     Offering(2)  Offering(2)
------------------------  -------  ------------  -----------  -----------
R. Huston Babcock         45,000      45,000        2.5%        2.3%

David Bradford(3)         20,000      20,000          *           0

Joseph A. Cohen(3)        95,000      95,000        2.1%        1.6%

John W. Edwards(3)(4)     80,000      80,000        8.7%        8.3%

Thomas Keenan(3)          46,667      46,667          *           *

Henry Toh(3)(4)           70,000      70,000        1.0%          *
__________
*       Less than one percent.
(1) As to each person or entity named as beneficial owners, such person or entity's percentage of ownership is determined by assuming that all of the options being registered are exercisable into shares of common stock as of the date hereof, regardless of vesting schedules or conditions which may pertain to the respective options.
(2) Unless otherwise indicated, assumes the exercise and/or sale of the entirety of the securities being offered by the noted shareholder.
(3)     Director (or former Director).
(4)     Executive officer (or former executive officer).

               DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

     I-Link is currently authorized to issue 150,000,000 shares of common stock, par value $.007 per share. As of November 15, 1999, there were 23,369,070 shares of common stock issued and outstanding and approximately 530 holders of record of the common stock, and approximately 11,300 beneficial owners. Each share of common stock entitles the holder thereof to one vote on each matter submitted to the stockholders of I-Link for a vote thereon. The holders of common stock: (a) have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the board of directors; (b) are entitled to share ratably in all of the assets of I-Link available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of I-Link; (c) do not have preemptive, subscription or conversion rights, or redemption or applicable sinking fund provisions; and (d) as noted above, are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. Prior to any payment of dividends to the holders of common stock, all accrued and unpaid dividends on any outstanding shares of preferred stock must be paid. Other than as set forth in this prospectus, I-Link anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the operations of its businesses. The payment of dividends in the future will depend upon, among other things, the capital requirements and the operating and financial conditions of I-Link.

Anti-Takeover Measures

     Although, other than as disclosed in this prospectus, there are no present plans, agreements or undertakings with respect to I-Link's issuance of any shares of stock or related convertible securities, any issuance such as these could have anti-takeover effects insofar as the securities could be used as a method of discouraging, delaying or preventing a change in I-Link's control. The issuance of additional shares of common stock may have the effect of rendering more difficult or discouraging an acquisition or change in control of I-Link.

     Moreover, the articles of incorporation and bylaws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing I-Link's management. The articles of incorporation provide for a classified board of directors and that vacancies on the board of directors shall be filled only by a majority of the remaining directors then in office.

     In addition, the bylaws provide, among other things, that no proposal by a stockholder shall be presented for vote at a special or annual meeting of stockholders unless the stockholder shall, not later than the close of business on the fifth day following the date on which notice of the meeting is first given to stockholders, provide the board of directors or the Secretary of I-Link with written notice of intention to present a proposal for action at the forthcoming meeting of stockholders, which notice shall include the name and address of the proposing stockholder, the number of voting securities he or she holds of record and which he or she holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any stockholder may make any other proposal at an annual meeting or special meeting of stockholders and the same may be discussed and considered, but unless stated in writing and filed with the board of directors or the secretary prior to the date set forth above, the proposal shall be laid over for action at an adjourned, special, or annual meeting of the stockholders taking place sixty days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with those reports, no new business proposed by a stockholder (acting in that capacity) shall be acted upon at an annual meeting unless stated and filed as described above.

Transfer Agent

     American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for I-Link's common stock.

                 INTERESTS OF NAMED EXPERTS AND COUNSEL

     No expert or counsel named herein has or is to receive in connection with this offering any interest, direct or indirect, in I-Link or any of its subsidiaries, nor was any such party connected with I-Link or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

                              LEGAL MATTERS

     Certain legal matters in connection with the registration of the securities offered hereby will be passed upon for I-Link by De Martino Finkelstein Rosen & Virga, Washington, D.C.

                                 EXPERTS

     The consolidated balance sheets of I-Link Incorporated and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference have been included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given the authority of that firm as experts in accounting and auditing.

No dealer, salesman or any other           Options to Purchase 4,400,000
person has been authorized in                 Shares of Common Stock;
connection with this offering to            4,400,000 Shares of Common
give any information or to make                       Stock
any representations other than
those contained in this
Prospectus.  The Prospectus does
not constitute an offer or a
solicitation in any jurisdiction
to any person to whom it is
unlawful to make such an offer or
solicitation.  Neither the
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create
an implication that there has
been no change in the
circumstances of I-Link or the
facts herein set forth since the
date hereof.                               [I-LINK INCORPORATED LOGO]



TABLE OF CONTENTS
                      Page
Available Information. . . . . . . . .[xx]
Documents Incorporated by
Reference. . . . . . . . . . . . . . .[xx]
The Company. . . . . . . . . . . . . .[xx]
Risk Factors . . . . . . . . . . . . .[xx]
The Offering . . . . . . . . . . . . .[xx]
Use of Proceeds and Plan of
Distribution . . . . . . . . . . . . .[xx]        ----------------
Determination of Offering Price. . . .[xx]           PROSPECTUS
Dilution . . . . . . . . . . . . . . .[xx]        ----------------
Selling Securityholders. . . . . . . .[xx]
Description of Securities to be
Registered . . . . . . . . . . . . . .[xx]
Interests of Named Experts and
Counsel. . . . . . . . . . . . . . . .[xx]
Legal Matters. . . . . . . . . . . .  [xx]
Experts. . . . . . . . . . . . . . . .[xx]




                                                   November 29, 1999

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

     The following documents, including any amendments thereto, filed by I-Link with the SEC are incorporated by reference in this registration statement and shall be deemed to be a part hereof from the date of filing such documents.

     (a) I-Link's latest annual report, whether or not filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act").

     (b) All documents filed by I-Link pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold.

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covering documents referred to in paragraph (b) above.

     (d) The description of I-Link's common stock contained in I-Link's registration statement on Form S-2 filed pursuant to the Securities Act (File No. 333-70645) and reports filed for the purpose of updating that description.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     None.

Item 6.  Indemnification of Officers and Directors.

     Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful.
Moreover, indemnification of officers, directors, employees or agents of I-Link is only appropriate when determined to be proper under the applicable standard of conduct by a majority vote of a quorum of I-Link's board of directors, excluding any directors seeking indemnification.

     Indemnification is not exclusive under the Florida Business Corporation Act, however, indemnification is not permitted to be made on behalf of any person if a judgment or final adjudication establishes: (1) a violation of the criminal law, unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (2) such person derived an improper personal benefit from the transaction; (3) as to any director, such proceeding arose from an unlawful distribution under Section 607.0834 of the Florida Business Corporation Act; or (4) willful misconduct or a conscious disregard for the best interests of I-Link in a proceeding by the corporation or a stockholder.

     I-Link's bylaws provide that I-Link shall indemnify any such person to the fullest extent provided by law and empowers I-Link to purchase and maintain insurance on behalf of any such person.

     I-Link previously entered into indemnification agreements with certain officers and directors of I-Link for indemnification against expenses (including attorneys' fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, effort, or other action taken or omitted, solely in the capacity as an officer and/or a director of I-Link; provided that no indemnification will be made in respect of any acts or omissions: (1) involving gross negligence or willful misconduct, (2) involving libel or slander, or (3) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he was not legally entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling I-Link pursuant to the foregoing provisions, I-Link has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

     I-Link believes that the options issued under the 1997 Plan were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

Item 8. Exhibits.

     The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by reference:

        Exhibit No.       Exhibit
        -----------       -------
            5*            Opinion of Counsel
           23.1           Consent of PricewaterhouseCoopers, LLP
           23.2*          Consent of Counsel (included in Exhibit 5)
           24             Power of Attorney (included in signature page)

          * Previously filed as Exhibit 5 to Form S-8 Registration Statement (File Number 333-86761) filed on September
            8, 1999.

Item 9. Undertakings

     I-Link hereby undertakes:

     (a)  Rule 415 Offering.

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Subsequent Exchange Act Documents Incorporated by Reference.

     I-Link hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of I-Link's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Indemnification.

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of I-Link pursuant to the foregoing provisions, or otherwise, I-Link has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by I-Link of expenses incurred or paid by a director, officer, or controlling person of I-Link in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, I-Link will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, I-Link certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, Utah, on November 22, 1999.

                              I-LINK INCORPORATED

                              By:  /s/ John W. Edwards
                                   John W. Edwards, Chairman of the Board,
                                   President and Chief Executive Officer

                            POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below in so signing constitutes and appoints John W. Edwards and David E. Hardy and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signature                        Title                      Date

/s/ John W. Edwards     Chairman of the Board, President  November 29, 1999
John W. Edwards         and Chief Executive Officer

/s/ John M. Ames        Senior Vice President, Chief      November 29, 1999
John M. Ames            Operating Officer and Acting
                        Chief Financial Officer

/s/ David E. Hardy      Secretary                         November 29, 1999
David E. Hardy

/s/ Henry Y.L. Toh      Director and Assistant Secretary  November 29, 1999
Henry Y.L. Toh

/s/ Thomas A. Keenan    Director                          November 29, 1999
Thomas A. Keenan

/s/ Joseph A. Cohen     Director                          November 29, 1999
Joseph A. Cohen

/s/ David R. Bradford   Director                          November 29, 1999
David R. Bradford
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